As filed with the Securities and Exchange Commission on May 7, 2013

Registration No. 333-159836
Registration No. 333-138523
Registration No. 333-122671
Registration No. 333-107064
Registration No. 333-117966
Registration No. 333-57968
Registration No. 333-57976
Registration No. 333-75615
Registration No. 333-50917

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159836
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-138523
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-122671
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117966
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-107064
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-57968
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-57976
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-75615
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-50917

UNDER
THE SECURITIES ACT OF 1933

COVENTRY HEALTH CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2073000
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6720-B Rockledge Drive, Suite 700
Bethesda, Maryland	20817
(Address of Principal Executive Offices)	(Zip Code)

Coventry Health Care, Inc. Amended and Restated 2004 Incentive Plan
Healthcare Compare Corp. 1985 Stock Option Plan
Healthcare Compare Corp. 1995 Stock Option Plan
First Health Group Corp. 1998 Stock Option Plan
First Health Group Corp. 2000 Stock Option Plan
First Health Group Corp. 2001 Stock Option Plan
Coventry Health Care, Inc. 2004 Incentive Plan
Coventry Health Care, Inc. Amended and Restated 1998 Stock Incentive Plan
Coventry Health Care, Inc. Retirement Savings Plan
Coventry Health Care, Inc. 1998 Stock Incentive Plan
 (Full Titles of Plans)

William J. Casazza
Senior Vice President and General Counsel
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
 (Name and Address of Agent for Service)

(860) 273-0123
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”), filed by Coventry Health Care, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of common stock, par value $.01 per share (the “Shares”), offered under certain employee benefit and equity plans, and remove from registration all Shares previously registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

Registration No.	Date Filed with the SEC	Name of Equity Plan	Shares Registered
333-159836	June 8, 2009	Coventry Health Care, Inc. Amended and Restated 2004 Incentive Plan	5,500,000
333-138523	November 8, 2006	Coventry Health Care, Inc. 2004 Incentive Plan	9,000,000
333-122671	February 9, 2005	Healthcare Compare Corp. 1985 Stock Option Plan Healthcare Compare Corp. 1995 Stock Option Plan First Health Group Corp. 1998 Stock Option Plan First Health Group Corp. 2000 Stock Option Plan First Health Group Corp. 2001 Stock Option Plan	133,391
333-117966	August 5, 2004	Coventry Health Care, Inc. 2004 Incentive Plan	6,000,000
333-107064	July 15, 2003	Coventry Health Care, Inc. Amended and Restated 1998 Stock Incentive Plan	2,000,000
333-57968	March 30, 2001	Coventry Health Care, Inc. Retirement Savings Plan	1,200,000
333-57976	March 30, 2001	Coventry Health Care, Inc. 1998 Stock Incentive Plan	2,000,000
333-75615	April 2, 1999	Coventry Health Care, Inc. Retirement Savings Plan	500,000
333-50917	April 24, 1998	Coventry Health Care, Inc. 1998 Stock Incentive Plan	7,000,000

On May 7, 2013, the Company completed the merger contemplated by Agreement and Plan of Merger, dated as of August 19, 2012, by and among the Company, Aetna Inc., a Pennsylvania corporation (“Aetna”), and Jaguar Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Aetna (“Merger Sub”), as amended by Amendment No. 1, dated as of October 17, 2012, and as further amended by Amendment No. 2, dated as of November 12, 2012 (as amended, the “Merger Agreement”).  Pursuant to the Merger Agreement, the Company was acquired by Aetna through a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Aetna.  As a result of the Merger, (i) each outstanding share of Company common stock (including restricted shares, but not including shares held by the Company as treasury stock, by Aetna or by any subsidiary of the Company or Aetna) was converted into the right to receive (A) 0.3885 of  an Aetna common share and (B) $27.30 in cash, without interest and subject to any applicable withholding taxes, and (ii) equity awards relating to Company common stock were treated in accordance with the Merger Agreement.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 7 day of May, 2013.

COVENTRY HEALTH CARE, INC.

By:	/s/ Karen S. Rohan
Name:	Karen S. Rohan
Title:	President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen S. Rohan	President and Director	May 7, 2013
Karen S. Rohan	(Principal Executive Officer)

/s/ Randy P. Giles	Executive Vice President and	May 7, 2013
Randy P. Giles	Chief Financial Officer
(Principal Financial Officer)

/s/ John J. Ruhlmann	Senior Vice President and	May 7, 2013
John J. Ruhlmann	Corporate Controller
(Principal Accounting Officer)

/s/ Shawn M. Guertin	Director	May 7, 2013
Shawn M. Guertin

/s/ Jean C. LaTorre	Director	May 7, 2013
Jean C. LaTorre